Exhibit 99.1

TMC Provides First Quarter 2025 Corporate Update

NEW YORK, May 14, 2025 — TMC the metals company Inc. (Nasdaq: TMC) (“TMC” or “the Company”), a leading explorer of the world’s largest undeveloped resource of critical metals essential to energy, defense, manufacturing, and infrastructure, today provided a corporate update and first quarter results for the period ending March 31, 2025.

Q1 2025 Financial Highlights

•	Total liquidity of approximately $43.8 million at March 31, 2025, including cash of $2.3 million

o	ERAS/Barron facility increased from $38 million to $44 million ($41.5 million available) as previously announced; and

o	Allseas Group SA affiliate facility of $25 million was terminated by mutual agreement in Q1 2025 as maturity was approaching and no amounts were outstanding, while the maturity of the $7.5 million Allseas Working Capital loan was extended from April to September 2025

•	$9.3 million cash used in operations for the quarter ended March 31, 2025

•	Net loss of $20.6 million and net loss per share of $0.06 for the quarter ended March 31, 2025

Registered Direct Offering

•	Registered Direct Offering resulting in expected gross proceeds of $37 million through the issuance of 12.3 million common shares at $3.00 per share

•	The Registered Direct Offering is led by by Michael Hess, Chief Investment Officer of Hess Capital, Brian Paes-Braga, Managing Partner at SAF Group and Head of SAF Growth, and includes the participation of an existing strategic TMC investor

•	Each share is accompanied by a Class C warrant to purchase one additional share at an exercise price of $4.50 per share

•	Warrants have a three-year term with mandatory exercise if shares trade above $7.00 per share for 20 consecutive days

Gerard Barron, Chairman & CEO of The Metals Company, commented: “The first quarter of 2025 marked a turning point, not just for TMC, but for the deep-sea critical minerals industry. President Trump signed a landmark Executive Order, ‘Unleashing America’s Offshore Critical Minerals and Resources’, and TMC USA submitted the world’s first application for commercial recovery permit, two months ahead of schedule, and two exploration license applications under U.S. law. These applications offer the United States a path to mineral independence in nickel, copper, cobalt, and manganese—metals critical for energy, defense, manufacturing and infrastructure. We have invested over a half a billion dollars and more than a decade preparing for this moment.”

“While the milestones achieved in the last two months are historic, we are just getting warmed up and are very excited about some key catalysts in the near term.

Later this quarter, we expect further detail from the Commerce Department and NOAA on tangible actions to expedite the application review processes and we look forward to providing a more definitive step-by-step permitting timeline to the market soon after.”

“I am also pleased to announce that our PFS will be completed next quarter for the commercial recovery area over which we applied, allowing us to reflect new assumptions made possible by our new U.S. permitting strategy. Further, with this path to commercial production now coming into focus, we intend to provide more clarity on the potential valuation across our total estimated resource, well beyond NORI-D which has historically been our valuation anchor.”

“With the eyes of the world now firmly on this emerging industry, we’re also proud to welcome new strategic investors like Michael Hess to the business, who along with Brian Paes-Braga anchored our last announced financing. Mr. Hess brings over 15 years of offshore exploration and production experience, as both an investor and operator, along with deep relationships across the U.S. At the same time, we will continue to discuss alternative financing sources with the U.S. government and potential strategic partners to prepare for commercial production, as the equity round just announced is more than sufficient to get us past the expected review process on a commercial recovery permit.”

Operational Highlights

TMC Announces $37 Million Strategic Investment to Advance Deep-Sea Mineral Development

On May 12, 2025, we announced a $37 million registered direct offering through a securities purchase agreement led by Michael Hess, Chief Investment Officer of Hess Capital, and Brian Paes-Braga, Managing Partner at SAF Group, Head of SAF Growth and a long-time supporter of TMC. An existing strategic TMC investor also participated in the offering. Pursuant to the agreement, TMC will issue 12.3 million common shares at $3.00 per share, with each share accompanied by a Class C warrant to purchase one additional share at an exercise price of $4.50 per share. The warrants have a three-year term and include a mandatory exercise provision if the stock trades above $7.00 per share for 20 consecutive trading days.

TMC USA Submits Application for Commercial Recovery of Deep-Sea Minerals in the High Seas Under U.S. Seabed Mining Code

On April 29, 2025, we announced that TMC USA had submitted the first-ever application for a commercial recovery permit and applications for two exploration licenses under the Deep Seabed Hard Mineral Resources Act of 1980 (DSHMRA), ahead of its original June 27, 2025, application target for commercial recovery. The application area for the commercial recovery permit, TMC USA-A_2, covers a total combined area of 25,160 square kilometers in the Clarion Clipperton Zone which includes areas that contain the Company’s already indicated and measured resources. TMC USA also submitted two exploration license applications: TMC USA-A and TMC USA-B with a total combined area of 199,895 square kilometers. The Company believes the TMC USA-A and USA-B exploration areas contain SEC SK 1300-compliant resources of 1.635 billion wet tonnes of polymetallic nodules supported by existing issued technical report summaries, with an additional estimated 500 million tonnes of potential exploration upside. The resources are estimated to contain approximately 15.5 million tonnes of nickel, 12.8 million tonnes of copper, 2.0 million tonnes of cobalt, and 345 million tonnes of manganese.

Rutger Bosland, Pioneering Engineer and Technical Lead on Development of TMC’s Nodule Collection System, Joins Company to Drive Commercial Readiness

On April 15, 2025, we announced that Rutger Bosland, the engineer and technical lead who oversaw the design, build, and successful test deployment of Allseas’ integrated nodule collection system, had joined the Company as Chief Innovation and Offshore Technology Officer (CIOTO). Rutger will lead offshore innovation and efforts to scale our technologies for commercial production. He brings world-class expertise in deep-sea mining, naval architecture, and offshore operations to TMC, having led a team of 80+ engineers in developing TMC’s nodule collection system, and Allseas’ program to scale-up nodule collection technology in preparation for TMC’s planned commercial operations.

TMC and PAMCO Achieve Nodule Processing Milestone, Unlocking Critical Battery & Steelmaking Materials at Existing Facilities

On February 18, 2025, we announced that our partner PAMCO had successfully smelted 450 tonnes of calcine into 35 tonnes of NiCuCo alloy and 320 tonnes of Mn silicate products, as part of the program of campaigns to process a 2,000-tonne sample of deep-seafloor polymetallic nodules at PAMCO’s Hachinohe Rotary Kiln Electric-Arc Furnace facility in Hachinohe, Japan, demonstrating the process at scale. The process data and operational experience gathered during the processing trial will inform expected definitive processing agreements between the parties.

Industry Update

President Trump Executive Order on Deep-Seabed Mining

On April 24, 2025, we welcomed an Executive Order signed by President Trump to create a robust domestic supply for critical minerals derived from seabed resources. The Executive Order, ‘Unleashing America’s Offshore Critical Minerals and Resources’, directs the Commerce Secretary to implement an expedited permitting process under DSHMRA, a statute passed by Congress in 1980. In addition to directing the International Development Finance Corporation, Export-Import Bank and Trade and Development Agency to identify tools to support this new industry, the order instructs the Departments of Defense and Energy to assess the use of the National Defense Stockpile for nodule-derived minerals and entering into offtake agreements for the procurement of these minerals. These departments are also directed to review and revise domestic processing capabilities for seabed mineral resources and Defense Production Act authorities. The executive order also issued a directive for a joint assessment, led by the Secretaries of Commerce, State, Interior, and Energy in coordination with U.S. partners and allies, on the feasibility of an international seabed benefit-sharing mechanism.

TMC CEO Testifies to House Committee on Natural Resources: Deep-Sea Minerals Key to U.S. Industrial Future

On April 29, 2025, TMC CEO Gerard Barron testified before the U.S. House Natural Resources Subcommittee on Oversight and Investigations at a hearing titled, “Exploring the Potential of Deep-Sea Mining to Expand American Mineral Production”. In his remarks, Mr. Barron emphasized that the United States must reclaim its leadership in deep-seabed mineral development to strengthen energy and supply chain security and reinforce national defense and manufacturing. Also participating as an expert witness during the hearing was Dr Thomas Peacock of MIT, one of the world’s leading experts on deep-sea sediment plume dynamics, who asked the Committee to be wary of misinformation.

Financial Results Overview

At March 31, 2025, we held cash of approximately $2.3 million and short-term debt of $10 million. We believe that our total liquidity including cash and borrowing availability of $41.5 million under our credit facility with ERAS Capital LLC and Mr. Barron, will be sufficient to meet our working capital and capital expenditure commitments for at least the next twelve months from today. The announcement of the strategic investment of $37 million on May 12, 2025 is expected to provide additional liquidity.

We reported a net loss of approximately $20.6 million, or $0.06 per share for the quarter ended March 31, 2025, compared to net loss of $25.1 million, or $0.08 per share, for the quarter ended March 31, 2024. Exploration and evaluation expenses during the quarter ended March 31, 2025 were $9.5 million compared to $18.1 million for the quarter ended March 31, 2024. The decrease in the exploration and evaluation expenses in the first quarter of 2025 was due to the decrease in environmental studies costs and mining, technological and process development costs as the comparative period included costs associated with Campaign 8 which was completed in the first quarter of 2024 and nodule transport costs to the PAMCO facility in Japan. This decrease in exploration and evaluation costs was partially offset by an increase in share-based compensation costs reflecting the amortization of the fair value of the RSUs granted to officers in the second quarter of 2024.

General and administrative expenses were $8.5 million for the quarter ended March 31, 2025 compared to $6.6 million for the quarter ended March 31, 2024, reflecting higher amortization of share-based compensation, partially offset by lower legal costs.

Conference Call

We will hold a conference call today at 4:30 p.m. EDT to provide an update on recent corporate developments and first quarter 2025 financial results.

First Quarter 2025 Conference Call Details

Date:	Wednesday, May 14, 2025

Time:	4:30 p.m. ET

Audio-only Dial-in:	Register Here

Virtual webcast with slides:	Register Here

The virtual webcast will be available for replay in the ‘Investors’ tab of the Company’s website under ‘Investors’ > ‘Media’ > ‘Events and Presentations’, approximately two hours after the event.

The Metals Company is an explorer of lower-impact critical metals from seafloor polymetallic nodules, on a dual mission: (1) supply metals for energy, defense, manufacturing and infrastructure with net positive impacts compared to conventional production routes and (2) trace, recover and recycle the metals we supply to help create a metal commons that can be used in perpetuity. The Company has conducted more than a decade of research into the environmental and social impacts of offshore nodule collection and onshore processing. More information is available at www.metals.co.

Contacts
Media | media@metals.co
Investors | investors@metals.co

Forward-Looking Statements

This press release contains “forward-looking” statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believes,” “could,” “expects,” “may,” “plans,” “possible,” “potential,” “will” and variations of these words or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements with respect to the Company’s strategy to pursue commercial recovery of seafloor polymetallic nodules under the U.S. regulatory regime; the outcome and timing of regulatory reviews of its applications submitted pursuant to the Deep Seabed Hard Mineral Resources Act of 1980 (DSHMRA); the potential adoption of final exploitation regulations by the International Seabed Authority (ISA); the impact of recent executive action by the U.S. government in support of domestic seabed mineral development; the expected use of proceeds from recent financings; the timing and success of feasibility studies and processing trials; and the Company’s operational and financial plans, including the potential development of a commercial-scale offshore nodule collection system and related onshore processing facilities. The Company may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including, among other things: the outcome and timing of regulatory reviews by NOAA under DSHMRA; the ability to obtain an exploitation contract from the ISA or permits from the U.S. government; risks related to the Company’s dual-path permitting strategy; changes in environmental, mining and other applicable laws and regulations; the timing and results of environmental assessments and technical studies; the development, testing and scaling of offshore collection systems; risks related to strategic partnerships and technology sharing; uncertainties relating to processing nodules at commercial scale; metals price volatility; the sufficiency of the Company’s cash and ability to secure additional financing on acceptable terms or at all; dependence on third parties, including Allseas Group S.A. and PAMCO; the outcome of any pending or future litigation; and other risks and uncertainties described in greater detail in the section entitled “Risk Factors” in the Company’s 2024 Annual Report on Form 10-K and in subsequent Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 27, 2025. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

TMC the metals company Inc.

Condensed Consolidated Balance Sheets

(in thousands of US Dollars, except share amounts)

(Unaudited)

ASSETS	As at March 31, 2025	As at December 31, 2024
Current
Cash	$2,346	$3,480
Receivables and prepayments	5,012	1,851
	7,358	5,331
Non-current
Exploration assets	42,951	42,951
Equipment	713	771
Software development costs	1,958	1,928
Right-of-use asset	3,337	3,814
Investment	8,168	8,203
	57,127	57,667

TOTAL ASSETS	$64,485	$62,998

LIABILITIES
Current
Accounts payable and accrued liabilities	45,245	42,754
Short-term debt	9,978	11,775
	55,223	54,529
Non-current
Deferred tax liability	10,675	10,675
Royalty liability	14,000	14,000
Warrants liability	1,353	912
	26,028	25,587

TOTAL LIABILITIES	$81,251	$80,116

EQUITY
Common shares (unlimited shares, no par value – issued: 356,617,022 (December 31, 2024 –340,708,460))	495,804	477,217
Special Shares	-	-
Additional paid in capital	140,656	138,303
Accumulated other comprehensive loss	(1,203)	(1,203)
Deficit	(652,023)	(631,435)
TOTAL EQUITY	(16,766)	(17,118)

TOTAL LIABILITIES AND EQUITY	$64,485	$62,998

TMC the metals company Inc.

Condensed Consolidated Statements of Loss and Comprehensive Loss
(in thousands of US Dollars, except share and per share amounts)
(Unaudited)

	Three months ended March 31, 2025	Three months ended March 31, 2024
Operating expenses
Exploration and evaluation expenses	$9,515	$18,123
General and administrative expenses	8,500	6,559
Operating loss	18,015	24,682

Other items
Equity-accounted investment loss	35	78
Change in fair value of warrants liability	441	531
Foreign exchange loss (gain)	1,095	(266)
Interest income	(19)	(102)
Fees and interest on borrowing and credit facilities	1,021	271

Loss and comprehensive loss for the period	$20,588	$25,194

Loss per share
- basic and diluted	$0.06	$0.08

Weighted average number of Common Shares outstanding – basic and diluted	345,346,393	311,521,854

TMC the metals company Inc.

Condensed Consolidated Statements of Changes in Equity
(in thousands of US Dollars, except share amounts)
(Unaudited)

	Common Shares
Three months ended March 31, 2025	Shares	Amount	Special Shares	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Deficit	Total
December 31, 2024	340,708,460	$477,217	$-	$138,303	$(1,203)	$(631,435)	$(17,118)
Issuance of shares and warrants under Registered Direct Offering, net of expenses	5,000,000	2,237	-	2,763	-	-	5,000
Shares issued as per At-the-Market Equity Distribution Agreement	2,975,226	5,562	-	-	-	-	5,562
Conversion of restricted share units, net of shares withheld for taxes	7,933,336	10,788	-	(10,788)	-	-	-
Share-based compensation and Expenses settled with equity	-	-	-	10,378	-	-	10,378
Loss for the period	-	-	-	-	-	(20,588)	(20,588)
March 31, 2025	356,617,022	$495,804	$-	$140,656	$(1,203)	$(652,023)	$(16,766)

	Common Shares
Three months ended March 31, 2024	Shares	Amount	Special Shares	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Deficit	Total
December 31, 2023	306,558,710	$438,239	$-	$122,797	$(1,216)	$(548,902)	$10,918
Issuance of shares and warrants under Registered Direct Offering, net of expenses	4,500,000	7,447	-	1,553	-	-	9,000
Exercise of stock options	120,000	144	-	46	-	-	190
Conversion of restricted share units, net of shares withheld for taxes	7,112,673	8,601	-	(8,601)	-	-	-
Share-based compensation and Expenses settled with equity	-	-	-	6,896	-	-	6,896
Loss for the period	-	-	-	-	-	(25,194)	(25,194)
March 31, 2024	318,291,383	$454,431	$-	$122,691	$(1,216)	$(574,096)	$1,810

TMC the metals company Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands of US Dollars)

(Unaudited)

	Three months ended March 31, 2025	Three months ended March 31, 2024
Cash provided by (used in)

Operating activities
Loss for the period	$(20,588)	$(25,194)
Items not affecting cash:
Amortization	58	85
Accrued interest on credit facilities	558
Lease expense	477	477
Share-based compensation and expenses settled with equity	10,378	6,896
Equity-accounted investment loss	35	78
Change in fair value of warrants liability	441	531
Unrealized foreign exchange movement	2,345	(293)
Interest paid short-term debt	(103)	-
Changes in working capital:
Receivables and prepayments	(3,161)	25
Accounts payable and accrued liabilities	213	5,543
Net cash used in operating activities	(9,347)	(11,852)

Investing activities
Acquisition of equipment and software	(70)	(340)
Net cash used in investing activities	(70)	(340)

Financing activities
Proceeds from registered direct offering	5,000	9,000
Expenses paid for registered direct offering	(472)	(142)
Proceeds from Shares issued from ATM	5,562	-
Repayment of Debt	(1,797)	-
Proceeds from exercise of stock options	-	190
Net cash provided by financing activities	8,293	9,048

Decrease in cash	$(1,124)	$(3,144)
Impact of exchange rate changes on cash	(10)	293
Cash - beginning of period	3,480	6,842
Cash - end of period	$2,346	$3,991